                                                                      EXHIBIT 11
                                                                      ----------

                        COMPUTER TASK GROUP, INCORPORATED
                        ---------------------------------

                    COMPUTATION OF DILUTED EARNINGS PER SHARE
                    UNDER TREASURY STOCK METHOD SET FORTH IN
    STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128 "EARNINGS PER SHARE"

                                (amounts in thousands, except per share data)



YEAR ENDED DECEMBER 31:
----------------------

                                                     2000         1999         1998         1997*        1996*
                                                     ----         ----         ----         -----        -----

Weighted-average number of shares
  outstanding during year.................          16,187       16,401       16,216       16,758       16,980
Add Common Stock equivalents,
       Incremental shares under

         stock option plans...............              85          279          697          857          620
                                                    -------     -------       ------       ------       ------

Number of shares on which
  diluted earnings per
  share is based..........................          16,272       16,680       16,913       17,615       17,600


Net income (loss) for the year............       $  (5,661)   $  16,701    $  24,045    $  17,862  $    11,080
Diluted earnings (loss) per share.........       $   (0.35)   $    1.00    $    1.42    $    1.01  $      0.63
Basic earnings (loss) per share...........       $   (0.35)   $    1.02    $    1.48    $    1.07  $      0.65


* Restated to reflect a 2-for-1 stock split effective June 2, 1997.




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